Exhibit 99.1

Monday, May 14, 2012

Advant-e Corporation Announces First Quarter

2012 Results

Quarterly Revenue Increased by 7% and Net Income Increased by 1%

Compared to the First Quarter of 2011

DAYTON, Ohio, May 14, 2012 — Advant-e Corporation (OTC Bulletin Board: ADVC) today announced financial and operating results for the first quarter of 2012. The Company provides Internet-based Electronic Data Interchange services through Edict Systems and sells electronic document management software and services through Merkur Group.

Revenue in the first quarter of 2012 of $2,465,438 increased by 7% over revenue of $2,300,420 in the first quarter of 2011. Revenue from Edict Systems increased by 8% and revenue from Merkur Group was approximately the same, compared to the first quarter in 2011.

Net income in the first quarter of 2012 was $387,207, or $.006 per share, compared to net income of $385,087, or $.006 per share, in the same period in 2011. Net income for Edict Systems decreased 2% while net income for Merkur Group increased by 20%.

Jason K. Wadzinski, Chairman of the Board and Chief Executive Officer, stated, “We again exceeded our 20% pre-tax profitability goal this quarter, although the higher cost of our new headquarters had an impact on net income. Pre-tax profitability was 24% and our cash position remains strong.”

“We continued rolling out our updated Web EDI service to existing customers this quarter and plan on accelerating conversions over the remainder of this year,” continued Mr. Wadzinski. “This new platform will enable us to offer additional services to our customers as well as attract new customers who want to utilize their EDI data in analyzing their business activities and optimizing performance.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue	$2,465,438	2,300,420
Cost of revenue	1,023,737	917,892

Gross margin	1,441,701	1,382,528
Marketing, general and administrative expenses	854,972	799,457

Operating income	586,729	583,071
Other income, net	810	1,127

Income before income taxes	587,539	584,198
Income tax expense	200,332	199,111

Net income	$387,207	385,087

Earnings per share – basic and diluted	$0.006	0.006

Weighted average shares outstanding – basic and diluted	66,722,590	66,722,590

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2012 (Unaudited)	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$4,230,826	3,459,402
Accounts receivable, net	828,102	784,239
Prepaid software maintenance costs	209,462	190,429
Prepaid expenses and deposits	104,094	107,871
Prepaid income taxes	—	1,910
Deferred income taxes	222,265	207,336

Total current assets	5,594,749	4,751,187
Software development costs, net	232,979	262,102
Property and equipment, net	155,498	171,199
Goodwill	1,474,615	1,474,615
Other intangible assets, net	138,618	159,796

Total assets	$7,596,459	6,818,899

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$121,135	112,402
Income taxes payable	224,959	—
Accrued salaries and other expenses	294,250	205,334
Deferred revenue	838,181	748,828

Total current liabilities	1,478,525	1,066,564
Deferred income taxes	176,848	198,456

Total liabilities	1,655,373	1,265,020

Shareholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 66,722,590 shares issued and outstanding	66,723	66,723
Paid-in capital	1,936,257	1,936,257
Retained earnings	3,938,106	3,550,899

Total shareholders’ equity	5,941,086	5,553,879

Total liabilities and shareholders’ equity	$7,596,459	6,818,899

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$387,207	385,087
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	27,274	42,078
Amortization of software development costs	29,123	—
Amortization of other intangible assets	21,178	21,178
Deferred income taxes	(36,537)	(20,386)
Increase (decrease) in cash and cash equivalents arising from changes in assets and liabilities:
Accounts receivable	(43,863)	(46,006)
Prepaid software maintenance costs	(19,033)	(27,727)
Prepaid expenses and deposits	3,777	8,700
Prepaid income taxes	1,910	—
Accounts payable	8,733	55,650
Income taxes payable	224,959	169,497
Accrued salaries and other expenses	88,916	93,332
Deferred revenue	89,353	59,895

Net cash flows from operating activities	782,997	741,298

Cash flows from investing activities:
Purchases of property and equipment	(11,573)	(6,236)
Software development costs	—	(40,636)

Net cash flows from investing activities	(11,573)	(46,872)

Net increase in cash and cash equivalents	771,424	694,426
Cash and cash equivalents, beginning of period	3,459,402	2,963,172

Cash and cash equivalents, end of period	$4,230,826	3,657,598

Supplemental disclosures of cash flow items:
Income taxes paid	$10,000	50,000

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.